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                                   Exhibit 20


FOR IMMEDIATE RELEASE               CONTACT:     Wendy Hall
---------------------                            Halliburton Public Relations
July 10, 2002                                    713-676-4371

                                                 Cedric Burgher
                                                 Halliburton Investor Relations
                                                 713-676-4933

             HALLIBURTON RESPONDS TO NEWS OF JUDICIAL WATCH LAWSUIT

(Dallas, Texas) - Halliburton today strongly responded to news that a lawsuit has been filed by Washington based group Judicial Watch.

     "The claims in this lawsuit are untrue, unsupported and unfounded," said Doug Foshee, chief financial officer of Halliburton. "We are working diligently with the SEC to resolve its questions regarding the company's accounting procedures. Halliburton has always followed and will continue to follow guidelines established by the SEC and GAAP, General Accepted Accounting Principles."

     Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at www.halliburton.com.
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